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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): July 28, 2000


                            Prison Realty Trust, Inc.
                            -------------------------
             (Exact name of registrant as specified in its charter)

         Maryland                        0-25245                 62-1763875
         --------                        -------                 ----------
(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
     of incorporation)                                       Identification No.)


        10 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215
        ----------------------------------------------------------------
          (Address of principal executive offices, including zip code)


       Registrant's telephone number, including area code: (615) 263-0200


                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS.

       In connection with Prison Realty's search for a new chief executive officer, on July 28, 2000, the board of directors of Prison Realty Trust, Inc. ("Prison Realty" or the "Company") terminated Doctor R. Crants' employment with Prison Realty. At the time of Mr. Crants' termination, Mr. Crants was serving as the chief executive officer of Prison Realty, as well as the chief executive officer of Corrections Corporation of America, a privately-held Tennessee corporation and Prison Realty's primary tenant ("CCA"). On July 28, 2000, the board of directors of CCA also terminated Mr. Crants as the chief executive officer of CCA. As the result of Mr. Crants' termination from these positions, the Prison Realty board and the CCA board, respectively, appointed Thomas W. Beasley, the chairman of the board of directors of Prison Realty, as interim chief executive officer of the companies pending the appointment of a new permanent chief executive officer.

       Prison Realty is currently conducting a search for a new chief executive officer and will begin a search for a new chief financial officer. Several candidates have been identified and interviews have begun. The selection process will be finalized as expeditiously as possible. The search for the new chief financial officer will be undertaken after the selection of a new chief executive officer.

       Mr. Crants, who resigned as a member of the board of directors of Prison Realty and as its vice-chairman on July 5, 2000, and as a member of the board of directors of CCA on July 27, 2000, has informed Prison Realty that he intends to remain as a director of the two privately held service companies, Prison Management Services, Inc. and Juvenile and Jail Facility Management Services, Inc., at the request of each company's shareholders. The service companies manage certain government-owned prison and jail facilities. Prison Realty owns 100% of the non-voting common stock of the two service companies which entitles Prison Realty to receive 95% of each service company's net income, as defined, in the form of cash dividends.

       In connection with Mr. Crants' resignation from the board of directors of Prison Realty and termination as its chief executive officer, the board of directors of Prison Realty has approved modifications to certain agreements and arrangements between Prison Realty and Mr. Crants relating to his employment and compensation. Specifically, the board approved: (i) an amendment to his employment agreement with Prison Realty removing Prison Realty's right to offset payments owed to Mr. Crants upon his termination under the employment agreement (consisting of three years of salary) against amounts earned by Mr. Crants through other employment; (ii) a modification to the $1.0 million loan granted to Mr. Crants under the Prison Realty Executive Equity Loan Plan whereby the outstanding principal amount of the loan did not become immediately due and payable upon Mr. Crants' termination, but rather Mr. Crants will make interest only payments on the loan for the first three years following the modification at the rate of 250 basis points over the thirty-day LIBOR rate in effect on such date and 33.3% of the principal amount of the loan, and all accrued and unpaid interest thereon, will be paid on the fourth, fifth and sixth anniversaries of the modification; and (iii) the immediate vesting of 140,000 deferred shares of Prison Realty common stock granted to Mr. Crants in November 1995 by the old Corrections Corporation of America ("Old


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CCA") pursuant to a stock bonus plan adopted by Prison Realty in connection with the merger of Old CCA with Prison Realty which would either be forfeited upon Mr. Crants' termination or would not vest until November 2005. As a result of Mr. Crants' termination as chief executive officer of Prison Realty, any stock options or similar rights which have not been exercised by Mr. Crants, and any other awards of stock or equity interests in which Mr. Crants has not become vested, have been terminated or forfeited to Prison Realty.

       The provisions of Mr. Crants' employment agreement prohibit him from competing with Prison Realty for a period of one year after termination of his employment. Prison Realty's employment agreement with Mr. Crants has been previously filed by Prison Realty with the Commission as Exhibit 10.29 to Prison Realty's Current Report on Form 8-K (file no. 0-25425) filed with the U.S. Securities and Exchange Commission on January 6, 1999.

       The press release issued by Prison Realty on July 31, 2000 with respect to Mr. Crants' termination is filed herewith as Exhibit 99.1 and is incorporated herein in its entirety.

       This Form 8-K contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Prison Realty's actual results could differ materially from those set forth in the forward-looking statements.

ITEM 7(c). EXHIBITS.

The following exhibit is filed as part of this Current Report:

Exhibit
Number      Description of Exhibits
-------     -----------------------
99.1        Prison Realty press release, dated July 31, 2000, regarding the termination of Doctor R. Crants



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                                        SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the undersigned Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


Date: July 31, 2000                       PRISON REALTY TRUST, INC.

                                          By: /s/ Vida H. Carroll
                                              ----------------------------------
                                          Its: Chief Financial Officer
                                              ----------------------------------




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                                  EXHIBIT INDEX

Exhibit
Number      Description of Exhibits
-------     -----------------------
99.1        Prison Realty press release, dated July 31, 2000, regarding the termination of Doctor R. Crants




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